Exhibit 4.12

SIXTH STREET LENDING Partners

DESCRIPTION OF SECURITIES

General

The terms of the Declaration of Trust authorize an unlimited number of Common Shares. There is currently no market for the Common Shares, and there can be no assurance that a market for the Common Shares will develop in the future.

Common Shares

Under the terms of the Company’s Declaration of Trust, all Common Shares, when they are issued in accordance with the terms of the Declaration of Trust, will be duly authorized, validly issued, fully paid and nonassessable. Dividends and distributions may be paid to shareholders if, as and when authorized by the Board of Trustees and declared by the Company out of funds legally available therefore. Except as may be provided by the Board of Trustees in setting the terms of classified or reclassified shares, the Common Shares will have no preemptive, exchange, conversion, appraisal or redemption rights. In the event of liquidation, dissolution or winding up, each of the Common Shares would be entitled to share pro rata in all of the Company’s assets that are legally available for distribution after the Company pays all debts and other liabilities and subject to any preferential rights of holders of the Company’s preferred shares, if any preferred shares are outstanding at such time. Subject to the rights of holders of any other class or series of shares, each whole share of the Common Shares will be entitled to one vote (and each fractional share of the Common Shares will be entitled to a proportionate fractional vote) on all matters submitted to a vote of shareholders, including the election of Trustees. Except as may be provided by the Board of Trustees in setting the terms of classified or reclassified shares, and subject to the express terms of any class or series of preferred shares, the shareholders shall have no power to vote on any matter except matters on which a vote of shareholders is required by the 1940 Act, the Declaration of Trust or resolution of the Trustees or, after an Exchange Listing, by any applicable stock exchange. There will be no cumulative voting in the election or removal of Trustees. Subject to the special rights of the holders of any class or series of preferred shares to elect Trustees, each Trustee will be elected by a plurality of the votes cast with respect to such Trustee’s election. Pursuant to, and in accordance with, the Company’s Declaration of Trust, the Company’s Board of Trustees may amend the Declaration of Trust to alter the vote required to elect trustees.

Preferred Shares

Under the terms of the Declaration of Trust, our Board of Trustees is authorized to issue preferred sharesin one or more series without shareholder approval. Prior to the issuance of shares of each series, ourBoard of Trustees is required by the Declaration of Trust to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption for each series. The 1940 Actlimits our flexibility as certain rights and preferences of the preferred shares require, among other things: (i) immediately after issuance and before any distribution is made with respect to shares, we must meet an asset coverage ratio of total assets to total senior securities, which include all of our borrowings and preferred shares, of at least 150%; and (ii) the holders of preferred shares, if any are issued, must be entitled as a class to elect two Trustees at all times and to elect a majority of the Trustees if and for so long as dividends on the preferred shares are unpaid in an amount equal to two full years of dividends on the preferred shares.

Transfer and Resale Restrictions

To the fullest extent permitted by law, prior to an Exchange Listing (or such other time pursuant to any agreements between the Company and shareholders), shareholders may not sell, assign, transfer or otherwise dispose of (a “Transfer”) any Common Shares unless (i) the Adviser, in its sole discretion, gives its consent and, if required by our lending arrangements, our lenders give consent and (ii) the Transfer is made in accordance with applicable securities laws. No Transfer will be effectuated except by registration of the Transfer on our books. Each transferee must agree to be bound by these restrictions and all other obligations as a shareholder.

Redemptions by the Company

Each Common Share is subject to redemption (out of the assets of the Company) by the Company at the redemption price equal to the then current NAV per Common Share of the Company determined in accordance with the Declaration of Trust at any time if the Trustees determine in their sole discretion that a shareholder has breached any of its representations or warranties contained in such shareholder’s Subscription Agreement with the Company, and upon such redemption the holders of the Common Shares so redeemed shall have no further right with respect thereto other than to receive payment of such redemption price.

Delaware Lawand Certain Declaration of TrustProvisions

Organization and Duration

We intend to be formed as a Delaware statutory trust and will remain in existence until dissolved in accordance with our Declaration of Trust or pursuant to Delaware law.

Purpose

Under the Declaration of Trust, the purpose of the Company is to conduct, operate and carry on the business of a business development company within the meaning of the 1940 Act. In furtherance of the foregoing, it shall be the purpose of the Company to do everything necessary, suitable, convenient or proper for the conduct, promotion and attainment of any businesses and purposes which at any time may be incidental or may appear conducive or expedient for the accomplishment of the business of a business development company regulated under the 1940 Act and which may be engaged in or carried on by a statutory trust organized under the Delaware Statutory Trust Statute, and in connection therewith the Company shall have the power and authority to engage in the foregoing and may exercise all of the powers conferred by the laws of the State of Delaware upon a Delaware statutory trust.

Agreement to be Bound by the Declaration of Trust; Power of Attorney

By subscribing for the Common Shares, investors will be deemed to have agreed to be bound by the terms of the Declaration of Trust. Pursuant to the Declaration of Trust, each shareholder and each person who acquires Common Shares from a shareholder grants to the Trustees and the officers of the Company (and any substitute or successor Trustees or any substitute or successor officer of the Company) (and, if appointed, any liquidator of the Company) a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our Board of Trustees the authority to make certain amendments to, and to make consents and waivers under and in accordance with, the Declaration of Trust.

Action by Shareholders

The shareholders will only have voting rights as required by the 1940 Act or as otherwise provided for in the Declaration of Trust. Under the Declaration of Trust, the Company is not required to hold annual meetings and does not intend to do so. Special meetings called by the Trusteeswill be limited to the purposes for any such special meeting set forth in the notice thereof. Special meetings shall be called by any Trustee for any proper purpose upon written request of shareholders of the Company holding in the aggregate not less than thirty-three and one-third percent (331⁄3%) of the outstanding Common Shares of the Company, such request specifying the purpose or purposes for which such meeting is to be called, provided that in the case of a meeting called by any Trusteeat the request of shareholders for the purpose of electing Trustees or removing the Adviser, written request of shareholders of the Company holding in the aggregate not less than fifty-one percent (51%) of the outstanding Common Shares of the Company or class or series of Common Shares having voting rights on the matter shall be required. These provisions will have the effect of significantly reducing the ability of shareholders being able to have proposals considered at a meeting of shareholders.

With respect to special meetings of shareholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to the Board of Trustees at a special meeting may be made only (1) pursuant to our notice of the meeting, (2) by the Board of Trustees or (3) provided that the Board of Trustees has determined that trustees will be elected at the meeting, by a shareholder who is entitled to vote at the meeting.

A Trusteemay be removed for cause only by action taken by a majority of the remaining Trustees (or in the case of the removal of a Trustee that is not an “interested person” as defined in the 1940 Act, a majority of the remaining Trustees that are not “interested persons” as defined in the 1940 Act) and by the holders of at least a majority of the Common Shares then entitled to vote in an election of such Trustee.

Amendment of the Declaration of Trust; No Approval by Shareholders

The Trusteesmay, without shareholder vote, amend or otherwise supplement the Declaration of Trust. Shareholdersshall only have the right to vote: (i) on any amendment to the amendment provision of the Declaration of Trust, (ii) on any amendment that would adversely affect the powers, preferences or special rights of the Common Shares as determined by the Trustees in good faith and (iii) on any amendment submitted to them by the Trustees. In addition, notwithstanding anything to the contrary in the Declaration of Trust, in connection with an Exchange Listing, the Trusteesmay, without the approval or vote of the shareholders, amend or supplement the Declaration of Trust in any manner, including, without limitation to classify the Board of Trustees, to permit annual meetings of shareholders, to impose advance notice provisions for the bringing of shareholder nominations or proposals, to impose super-majority approval for certain types of transactions, to impose “control share” type provisions and to otherwise add provisions that may be deemed adverse to shareholders. A proposed amendment to the Declaration of Trust requires the affirmative vote of a majority of the Board of Trustees present (a quorum being present) at a meeting for adoption or, without a meeting, written consent to the amendment by the number of Trustees required for approval at a meeting of the Trustees at which all of the Trustees are present and voted.

Merger, Conversion, Sale or Other Disposition of Assets

The Board of Trustees may, without the approval of holders of our outstanding Common Shares, cause us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, or approve on our behalf the sale, exchange or other disposition of all or substantially all of our assets. The Board of Trustees also may, without the approval of holders of our outstanding Common Shares, cause and approve a merger, conversion or other reorganization of the Company. For example, upon consummation of the Exchange Listing, the Board is able to cause the Company to reorganize as a Maryland corporation. The Board of Trustees may also cause the sale of all or substantially all of our assets under a foreclosure or other realization without shareholder approval. Shareholdersare not entitled to dissenters’ rights of appraisal under the Declaration of Trust or applicable Delaware law in the event of a merger, conversion or consolidation, a sale of all or substantially all of our assets or any other similar transaction or event. Notwithstanding the foregoing, shareholderswill be given an opportunity to vote on such a transaction if required by the 1940 Act or if such a transaction is otherwise reasonably anticipated to resultin a material dilution of the NAV per Share of the Company.

Derivative Actions

No person, other than a Trustee, who is not a shareholder shall be entitled to bring any derivative action, suit or other proceeding on behalf of the Company. No shareholder may maintain a derivative action on behalf of the Company unless holders of a certain percentage of the outstanding Common Shares, as disclosed in our Declaration of Trust, join in the bringing of such action.

In addition to the requirements set forth in Section 3816 of the Delaware Statutory Trust Statute, a shareholder may bring a derivative action on behalf of the Company only if the following conditions are met: (i) the shareholder or shareholders must make a pre-suit demand upon the Board of Trustees to bring the subject action unless an effort to cause the Board of Trustees to bring such an action is not likely to succeed; and a demand on the Board of Trustees shall only be deemed not likely to succeed and therefore excused if a majority of the Board of Trustees, or a majority of any committee established to consider the merits of such action, is composed of Trustees who are not “independent trustees” (as that term is defined in the Delaware Statutory Trust Statute); and (ii) unless a demand is not required under clause (i) above, the Board of Trustees must be afforded a reasonable amount of time to consider such shareholder request and to investigate the basis of such claim; and the Board of Trustees shall be entitled to retain counsel and other advisors in considering the merits of the request and may require an undertaking by the shareholders making such request to reimburse the Company for the expense of any such counsel and advisors in the event that the Board of Trustees determines not to bring such action. The conditions on a shareholder’s ability to bring a derivative action do not apply to claims arising under the federal securities laws. For purposes of this paragraph, the Board of Trustees may designate a committee of one or more Trustees to consider a shareholder demand.

In addition to all suits, claims or other actions (collectively, “claims”) that under applicable law must be brought as derivative claims, each shareholder agrees that any claim that affects all shareholders of the Company or any series or class equally, that is, proportionately based on their number of Common Shares in the Company or in such series of class, must be brought as a derivative claim subject to the derivative actions section of the Declaration of Trust irrespective of whether such claim involves a violation of the shareholder’s rights under the Declaration of Trust or any other alleged violation of contractual or individual rights that might otherwise give rise to a direct claim.

Exclusive Delaware Jurisdiction

Each Trustee, each officer and, except as otherwise agreed in writing by the Company, the Adviser and/or affiliates of the Adviser, each person legally or beneficially owning a Common Share or an interest in a Common Share of the Company (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise), to the fullest extent permitted by law, including Section 3804(e) of the Delaware Statutory Trust Statute, (i) irrevocably agrees that any claims, suits, actions or proceedings asserting a claim governed by the internal affairs (or similar) doctrine or arising out of or relating in any way to the Company, the Delaware Statutory Trust Statute, the Declaration of Trust or the bylaws of the Company (including, without limitation, any claims, suits, actions or proceedings to interpret, apply or enforce (A) the provisions of theDeclaration of Trust or the bylaws of the Company, or (B) the duties (including fiduciary duties), obligations or liabilities of the Company to the shareholders or the Board of Trustees, or of officers or the Board of Trustees to the Company, to the shareholders or each other, or (C) the rights or powers of, or restrictions on, the Company, the officers, theBoard of Trustees or the shareholders, or (D) any provision of the Delaware Statutory Trust Statute or other laws of the State of Delawarepertaining to trusts made applicable to the Company pursuant to Section 3809 of the Delaware Statutory Trust Statute, or (E) any other instrument, document, agreement or certificate contemplated by any provision of the Delaware Statutory Trust Statute, the Declaration of Trust or the bylaws of the Company relating in any way to the Company (regardless, in each case, of whether such claims, suits, actions or proceedings (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds, or (z) are derivative or direct claims)), shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction; (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding, (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper, (iv) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices under the Declaration of Trust, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (iv) hereof shall affect or limit any right to serve process in any other manner permitted by law, and (v) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding. However, these exclusive forum provisions do not apply to claims arising under the federal securities laws.

Term of the Company

If the Company has not consummated an Exchange Listing within the 10-year anniversary of the Effective Date, subject to up to two one-year extensions if requested by the Adviser and approved by a majority of our Board, including a majority of our Independent Trustees, then our Board (subject to any necessary shareholder approvals and applicable requirements of the 1940 Act) will, within a reasonable period of time, wind down and/or liquidate and dissolve the Company.

Books and Reports

We are required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis in accordance with GAAP.